UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

April 18, 2008
Date of Report (Date of earliest event reported)
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CENTRO NP LLC

(Exact Name of Registrant as Specified in Charter)
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Maryland	1-12244	64-0955724
(State or other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

420 Lexington Avenue, New York, New York 10170
(Address of principal executive offices, including zip code)

212-869-3000
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(Registrant’s telephone number, including area code)
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(Former Name or Former Address, if Changed Since Last Report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On April 18, 2008, Centro NP LLC (the “Company”) concluded that the Company would be required to restate its consolidated financial statements as of December 31, 2007 and for the period from April 5, 2007 through December 31, 2007 to record an impairment of the Company’s intangible assets and that the consolidated financial statements appearing in the Company’s original Annual Report on Form 10-K filed on April 16, 2008 should no longer be relied upon.  On April 18, 2008, the Company filed Amendment No. 1 to its Annual Report on Form 10-K ("Amendment No. 1") amending its consolidated financial statements to reflect the proper impairment.  As described in Note 4 to Amendment No. 1, after undertaking an impairment analysis, the Company determined that an impairment charge of $77.7 million (with no tax benefit) was required to reduce the carrying amount of the Company’s intangible asset balance.  The impairment charge was required due to the significant reduction in the Company’s, and its affiliates, forecast cashflow streams derived from certain property and funds management services.  Upon announcement of the Company’s ultimate parents’ liquidity and refinancing position on December 17, 2007, there was a severe market reaction which significantly impaired the Company’s and its ultimate parents’ ability to continue to grow their funds management business. The following table sets forth the impacts of the restatement on the Company’s financial position and results of operations.

	As Originally Reported	Adjustment	As Restated
Intangible assets, net of accumulated amortization of $99,201	$784,385	$(77,676)	$706,709

Accumulated distributions in excess of net income	$(486,956)	$(77,676)	$(564,632)

Impairment of goodwill and other intangibles	$475,175	$77,676	$552,851

Loss from continuing operations	$(487,230)	$(77,676)	$(564,906)

Net loss	$(486,956)	$(77,676)	$(564,632)

The Company’s Chief Executive Officer and Chief Financial Officer have discussed the matters disclosed in this Current Report on Form 8-K with PricewaterhouseCoopers LLP, the Company’s Independent Registered Public Accounting Firm.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 24, 2008	CENTRO NP LLC

	By:	_/s/ Steven Siegel____________________
Executive Vice President, General Counsel and Secretary